EXHIBIT 10.6

CONSULTING AGREEMENT
BETWEEN DIVERSIFIED HEALTH & FITNESS, INC.
AND ROGER WITTENBERNS

CONSULTING AGREEMENT dated as of March 26, 2010 by and between DIVERSIFIED HEALTH & FITNESS, INC., a Florida corporation (the “Company”), and ROGER WITTENBERNS (“Consultant” or “RW”).

WHEREAS, the Consultant is a founder and former senior executive of the Company and has extensive experience in the health and fitness franchise industry; and

WHEREAS, the Consultant has decided to reduce his ownership and otherwise modify his role with the Company; and

WHEREAS, the Company wishes to engage the Consultant to provide services to the Company as a non-employee consultant, as described herein.

NOW, THEREFORE, the parties hereby agree as follows:

1.

Term of Engagement. Upon the terms and subject to the conditions set forth herein, the Company will engage Consultant as an independent contractor for the period beginning on the date hereof (the “Effective Date”) and continuing for a period of 4 years), unless terminated prior to such date pursuant to the terms of this Agreement or unless extended upon mutual consent of the parties. The period during which Consultant is engaged as an independent contractor hereunder is referred to as the “term of engagement”.

2.

Services.  During the term of engagement, the Consultant shall provide advice and consultation to the Company with respect to its day to day management of franchise support staff, franchise operations, franchise sales, lead generation, promotions, web site development, acquisition due diligence, and club marketing support consistent with his historical practices (e.g., the Consultant will be able to provide consultation via telephone and email, and via meetings at Consultant’s home office, consistent with prior practices). The Consultant will be limited to advising on subjects brought to his attention regarding day to day operations of the Company and the Company Group franchisees. Consultant shall not have a role or any responsibility with respect to any financial decisions, financial statements, investments or corporate development activities of the Company. Consultant specifically will have no involvement in the Company’s attempt to complete an initial public offering. Notwithstanding the foregoing, Consultant will make himself reasonably available to respond to questions from the Company’s shareholders, potential investors, underwriters or other advisors relating the Consultant ‘s role with the Company and his areas of knowledge or expertise, as long as the Company (Andrew Barnett, the current CFO or the current CEO) provides at least 2 business days. It is understood that a breach of this Section 2 will be considered a material breach hereof.

3.

Compensation. In consideration of the Consultant ‘s performance of his services hereunder and his observance of the other covenants set forth herein, during the term of engagement, the Company shall pay the Consultant a monthly base consulting fee equal to $10,000.00 per month, subject to adjustment as indicated in 3.1 to 3.3 below. Notwithstanding the forgoing,

Consultant agrees that monthly compensation for the first year from the date of this agreement shall be $4000.

3.1

In the event that in any month, the Company’s cash flow (excluding any one-time extraordinary items and any compensation paid to the CEO of the Company in excess of the compensation such individuals receive as of the date hereof) (“Cash Flow”) is less than $10,000.00, then a portion of the Consultant ‘s base consulting fee equal to such shortfall, will be deferred provided that in no event will Consultant’s consulting fee be less than $5,000.00 in any month after the first year of this agreement, and provided, further, that any deferred amounts shall be paid to the Consultant at such time as the Company has positive Cash Flow sufficient to make such payment.

3.2

In the event that in any month, the Company’s Cash Flow exceeds $10,000.00, then the Consultant shall receive the above-referenced base consulting fee of $10,000.00 plus additional consulting fees of ten percent (10%) of the Cash Flow in excess of $10,000.00. For example: if the Company’s Cash Flow is $20,000.00 in one month, Consultant’s total consulting fees will be $1 1,000 ,with respect to such month. Notwithstanding the foregoing, in no event will Consultant’s consulting fee be more than $20,000.00 in any month.

3.3

Consultant agrees that the payments in this section and all payments to shall be subordinated to the fully amortized payment of the Newbridge Loan and may be accrued in whole or in part in the event that Company is unable to meet its obligations there under when such Loan payments become due.

4.

Expense Reimbursement. Consistent with the Company’s policies and procedures, the Company/ shall reimburse Consultant for all properly documented reasonable and necessary out of-pocket expenses incurred by Consultant in connection with the performance of Consultant’s duties hereunder, no later than 30 days after the submission of Consultant’s request and documentation. Consultant agrees that any expense greater than $100 must be pre-approved by Company.

5.

Benefits. Consultant shall be entitled to the same or reasonably equivalent benefits that the Company provides to its senior employees, generally. Without limiting the foregoing, the Company will ensure that Consultant and his immediately family (which currently includes Patty McQuiggin and his two daughters for as long as the current health carrier considers them authorized for a family policy with RW) has health insurance, at the Company’s cost. In addition, the Consultant will be entitled to a Company email address and reasonable IT support, at the Company’s cost.

6.

Termination. Consultant may terminate the term of engagement at any time prior to the scheduled expiration thereof, upon written notice to the Company. Company may terminate the term of engagement at any time prior to the scheduled expiration thereof, upon written notice to Consultant, only upon the following events:

6.1

the material breach of any provision hereof by the Consultant, which breach remains uncured for fifteen (15) days after the Consultant’s receipt of written notice thereof.

6.2

misappropriation by Consultant of funds or property of the Company; or any fraud, dishonesty or willful misconduct in the performance of the Consultant’s duties and responsibilities hereunder,

6.3

Consultant’s engaging or causing the Company to engage, in the course of his employment with the Company, in activities that are prohibited by federal, state or local laws,

6.4

any legal or administrative judgment, ruling or settlement that results in Consultant being unable to sell franchises, own or operate or otherwise provide services relating to health and fitness franchises, or otherwise legally prevents the Consultant from providing services to the Company or any of its affiliates,

6.5

felony conviction of the Consultant, or

6.6

if Company elects to terminate Consultant’s agreement and such termination occurs under this section 6.6, then at any time after the Company completes an initial public offering (raising net proceeds of at least $3,000,000), then the Consultant will be entitled to a severance payment equal to the total compensation that the Consultant received during the 12 months preceding such termination. The Company may elect to pay such termination payment in one lump-sum payment (within 30 days after termination), or in equal monthly installments over a period of six months following such termination. In the event that consultant elects to waive the severance package, Consultant ‘s non-compete period shall be reduced to one year.

Upon the termination of the term of engagement pursuant to this Section 6, the Consultant shall not be entitled to any further compensation hereunder other than the remaining obligations due under sections 3.1 , 3.2 and 3.3 of the Share Transfer Agreement, if any, and the terms of section 6.6 of this Agreement.

7.

Representations and Covenants of Consultant

7.1

Confidentiality. Consultant shall treat as confidential and keep secret the affairs of the Company and its affiliates and their franchises and shall not except as may be required by law, at any time during the term of engagement or thereafter, without the prior written consent of the Company, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Company and its affiliates and franchises any information of a confidential nature relating in any way to the business of the Company or its affiliates or their franchises. Notwithstanding the foregoing, it is understood that the Company will promptly update its web site, all other publicly available communications regarding the Company, discovery day presentation materials, and any documents which have been provided to potential investors (including any private placement memorandum currently in use by the Company), as necessary to identify that Consultant’s relationship with the Company is that of a consultant. In addition, it is understood that, Consultant shall be allowed to inform third parties or employees that he no longer owns a controlling interest in the Company to the extent legally required or as deemed necessary by counsel to the Company (but shall make no public announcement of such fact), which shall not be unreasonably withheld.

7.2

Company Property. All records, papers and documents kept or made by Consultant relating to the business of the Company or its affiliates or their franchises shall be and remain the property of the Company, affiliates or franchises, as applicable.

7.3

Intellectual Property. All articles invented by Consultant, processes discovered by him, trademarks, designs, art work, and, in general, everything of value conceived or created by him pertaining to the specific business of the Company or any of its affiliates or any of their franchises during the term of engagement, and any and all rights of every nature relating thereto, shall be deemed a “work made for hire” within the meaning of the Copyright Act, 17 U.S.C. Section 101, and shall immediately become the property of the Company. In the event that any such intellectual property is not considered a “work made for hire” then Consultant will assign, transfer and deliver to the Company an patents, copyrights, royalties, designs and any and all interests and rights relating thereto.

7.4

Non-Solicitation. RW agrees that from the date hereof until three (3) years following the termination of all positions he holds with the Company (either as employee, consultant, officer and/or director), RW shall not, directly or indirectly:  (a) solicit or attempt to solicit away any person who, at the time of such solicitation or attempted solicitation (or at any time within one (1) year prior to such solicitation or attempted solicitation), was an employee of the Company, any of its subsidiaries or affiliates or any of their respective franchises (the “Company Group”) or any person who otherwise provided services in connection with the Company Group, or otherwise interfere with the relationship between any member of the Company Group and any of its employees or (b) solicit or encourage any of the franchisees, area developers, area representatives or licensees of any member of the Company Group to terminate any agreements between such person and any member of the Company Group, or (c) solicit or encourage any of the members of any of the franchises of any member of the Company Group to terminate their membership. Notwithstanding the foregoing, the three-year period referred to above shall be a /five-year period with respect to the following employees and franchisees: Felicia Sanders, Charles Cavuoto, Alex Valladares, and Robert Parrish.

7.5

Non-Competition. RW agrees that from the date hereof until 18 Months following the termination of all positions he holds with the Company (either as employee, consultant, officer and/or director), RW shall not directly or indirectly provide or offer to provide, any health and fitness-related services or franchising or work for any person or entity that competes directly with the Company in any state in which the Company Group does business. Notwithstanding the foregoing, the Company agrees that RW may own and operate an unlimited number of additional health and fitness facilities which are affiliated with members of the Company Group with full authority to use such Company Group franchise system trade names, provided that: (A) none of such facilities shall be located within 3 miles of an existing franchise affiliated with the Company Group, (B) none of such facilities shall be required to pay an initial franchise, (C) one such facility shall be entitled to use a Company Group franchise system trade name free of charge for a period of up to I 0 years with 2 five year renewal options (D) any additional facilities will be required to pay a license fee equal to one percent (1.0%) of revenue for as long as they are open and operating and for a period of up to 1 0 years with 2 five year renewal options,. and (E) in the event of a sale or transfer of any such facility (or a sale or transfer of a majority of the ownership interest in such facility), the buyer will be required to pay a transfer fee of $1 ,000.00 and, effective upon such sale, enter into a standard franchise agreement relating to the applicable franchise system, including the standard royalty terms (except such facility shall be entitled to pay a reduced royalty equal to the greater of 3.0% of revenue or $395 per month). RW may also advise one (1) club that is not a member of the Company Group and that is majority-owned by a member of his immediately family.

7.6

Notwithstanding the foregoing, other than the rights to use Company Group trade names, the restrictive covenant set forth in the first sentence of Section 8.2 shall immediately terminate and be of no further force or effect under the following circumstances:

(i)

if the Company breaches its obligations under this Agreement (and there is no Cash Flow Shortage at the time of such breach), and such breach is not cured within 25 days after the Company receives notice thereof (describing such breach in detail and making specific reference to this Section 7.6); or

(ii)

if the Company breaches its obligations under this Agreement (and there is a Cash Flow Shortage at the time of such breach), and such breach is not cured within 120 days after the Company receives notice thereof (describing such breach in detail and making specific reference to this Section 7.6).

As used in this Section 7.6, a “Cash Flow Shortage” means the Company has accumulated cash from all affiliates of less than $150,000 for a period of one month provable by the ledger/monthly average figure on all Company and affiliate bank statements.

7.7

If at the time of enforcement of any provision under Sections 7.4 or 7.5, a court shall hold that the duration , scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

7.8

Consultant shall not use any of the Company’s leads, marketing materials or intellectual property in any manner, other than for the benefit of the Company. It is understood that the Company’s “intellectual property” does not include information commonly known in the health and fitness industry (except to the extent that such common knowledge results from Consultant’s breach of any confidentiality obligation to the Company).

7.9

Consultant acknowledges that a remedy at law for any breach or attempted breach of Section 7 of this Agreement MAY be inadequate, and agrees that the Company s MAY be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.

7.10

The terms and provisions of this Section 7 may be enforced by the successors and assigns of the Company.

8.

Independent Contractor Status. It is the parties’ intention that Consultant shall not be considered an “employee” of the Company for any purpose and shall act as an independent contractor and shall discharge all obligations imposed by any federal, state or local law, ordinance, regulation or order now or hereafter in force and shall pay all assessments, taxes, contributions and other payments required of independent contractors. Consultant shall indemnify the Company against and hold it harmless from any loss or liability resulting from any failure on his part to comply with the provisions of this Section 7.

9.

Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless the Consultant against and from any and all expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement or otherwise actually and reasonably incurred by Consultant in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, which is threatened, brought or completed by any third party or any governmental entity, which results from the fact that Consultant is or was a consultant hereunder.

9.1

Upon receipt by Consultant of notice of any claim for which the Consultant intends to seek indemnification hereunder (a “Claim”), or upon such party’s discovery of facts which might give rise to indemnification hereunder, the Consultant shall give prompt written notice to the Company, which notice shall describe in reasonable detail the anticipated payments in connection with such Claim (if ascertainable) and the specific circumstances thereof (the “Claim Notice”). The Consultant may amend the Claim Notice, without prejudice to his rights hereunder, if he becomes aware of facts indicating that the anticipated Payments have increased or decreased from those estimated in the previous Claim Notice. A failure to provide or amend the Claim Notice shall not relieve the Company from any obligations or liabilities that the Company ma y have to the Consultant hereunder, except to the extent that the Company has been materially and adversely prejudiced as a result of such failure.

9.2

The Company will assume the TIMELY defense of any Claim (with counsel having expertise in the subject matter of the Claim). Notwithstanding the foregoing, if RW reasonably concludes that the Company is neglecting the defense of the Claim or the Company’s counsel lacks expertise or is not acting in the best interests of the Company and RW then, upon RW’s written request, the Company will nominate three other attorneys (having expertise to RW’s satisfaction in the subject matter of the Claim), and RW will be permitted to select one of such attorneys to defend the Claim and, thereafter, the costs of such attorney will be borne equally by RW and the Company. 9.3 The Company shall have no obligation to indemnify Consultant under this Section 9 for any amounts paid in a settlement of any action, suit or proceeding effected without the Company’s prior written consent, which consent shall not be unreasonably withheld. The Company shall not settle any claim in any manner that would impose any obligation on Consultant without Consultant’s prior written consent, which consent shall not be unreasonably withheld.

9.3

All expenses and costs, including attorneys’ fees, incurred by Consultant in defending any Claim which is subject to indemnification hereunder shall be paid by the Company in advance of Consultant’s timely obligations to make any payment.

10.

Insurance. The Company shall at all times, at the Company’s cost, maintain directors’ and officers’ liability insurance containing commercially reasonable terms and coverages, provided that at all times such insurance shall cover Consultant’s role as consultant.

11.

Notices. All notices hereunder shall be in writing and delivered personally, or sent by courier service (with proof of delivery and charges prepaid) or by registered or certified mail (postage prepaid), as follows:

If to the Company:

Diversified Health & Fitness, Inc.

1850 SE 17th Street

Suite 203

Fort Lauderdale, Florida 33316

If to Consultant:

Roger Wittenberns

10 Harborage Island

Fort Lauderdale, Florida 33316

Or such other address as either party shall notify the other party.

12.

Counterparts. This Agreement may be executed in counterparts (including by facsimile signature), each of which shall be deemed an original , but all of which taken together shall constitute one and the same instrument.

13.

Governing Law; Venue. This Agreement shall be governed by the internal laws of the State of Florida. Any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent jurisdiction in Broward County, Florida and each party waives all objections to such jurisdiction and venue.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on the date first set forth above.

DIVERSIFIED HEALTH & FITNESS, INC.

CONSULTANT

By:  /s/ Benjamin R. Gettler

/s/ Roger Wittenberns

Name: Benjamin

Roger Wittenberns

Title:  President